Exhibit 10.64

September 18, 2003

By Federal Express

Monika Henninger, Ph.D.

Customer Relations & Projects

Boehringer Ingelheim Austria, GmbH

Dr. Boehringer-Gasse 5-11

A-1121 Vienna

Austria

Re:                             Amendment No. 2 to Data Transfer, Clinical Trial And Market Supply Agreement January 27, 2000

Dear Dr. Henninger;

As you know, InterMune, Inc. (“InterMune”) and Boehringer Ingelheim Austria GmbH (“BI Austria”) are parties to that certain Data Transfer, Clinical Trial And Market Supply Agreement effective January 27, 2000, as amended June 19, 2002 (the “Agreement”).   The parties hereby agree to amend the Agreement as set forth below, effective as of the date of this letter.  Any capitalized term used in this letter and not otherwise defined will have the same meaning as set forth in the Agreement.

1.               Section 3.1.1 of the Agreement is hereby replaced and superseded in its entirety by the following:

“3.1.1      [*] BBS or PRODUCT for the treatment or prevention of any human disease or condition, except for the treatment or prevention of any type of cardiac or cardiovascular disease or condition.[*] BBS or PRODUCT for the treatment of any human disease or condition, except for the treatment or prevention of any type of cardiac or cardiovascular condition [*] all of InterMune’s clinical trial supply, and from the time BI Austria and BI Pharma KG are approved by the HEALTH AUTHORITIES, also [*] for the term of this Agreement, subject to Section 3.7.”

2.               Section [*] of the Agreement (which was added by the June 19, 2002 amendment to the Agreement) is hereby replaced and superseded in its entirety by the following:

“InterMune grants BI Austria a [*] for the manufacture for clinical and commercial supply of any [*]  as follows:  If InterMune pursues the development of any [*]  to the stage of development where it requires [*], then prior to [*] manufacture such [*]  for InterMune, InterMune shall notify BI Austria in writing.  If BI Austria responds in writing within [*] after any such notice from InterMune that BI Austria [*] the terms upon which BI Austria would be willing to manufacture and supply exclusively to InterMune, and InterMune would be willing to purchase from BI Austria, quantities of such product as clinical and commercial supply, then the Parties shall negotiate in good faith such terms for a period of [*].  If the Parties do not reach agreement and execute a written

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

agreement setting forth such terms during such time period, then InterMune shall have no further obligation to BI Austria with respect to the manufacture and supply of such [*]”

Except as set forth above, all terms and conditions of the Agreement will remain in full force and effect.

Please acknowledge your agreement to the above by having both enclosed copies of this letter by authorized BI Austria representatives where indicated below, and returning one original to the attention of Gloria Lopez, Contracts Administrator, at InterMune.  We would be happy to proceed based on receipt of a facsimile copy while awaiting the original.

Sincerely,

Peter Van Vlasselaer, Ph.D.

Senior Vice President of Technical Operations

Acknowledged and Agreed:

Boehringer Ingelheim Austria, GmbH

By:	/s/ R. Kurt Konopiizwy

Name:	R. Kurt Konopiizwy

Title:	Head Operations

Date:	25.9.2003

By:	/s/ M. Henninger

Name:	Monika Henninger, Ph.D.

Title:	Customer Relations & Projects

Date:	23.Sept.03

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.